Exhibit 10.19

CONVERGEONE HOLDINGS CORP.

June 16, 2014

John A. McKenna, Jr.

19 Verna Field Road

Fairfield, Connecticut 06430

Re:    Employment Terms

Dear John:

On behalf of ConvergeOne Holdings Corp. (the “Company”), I am pleased to confirm your employment terms agreement (the “Agreement”) with the Company. The effective date of this Agreement (the “Start Date”) will be the Closing Date as defined in that certain Stock Purchase Agreement dated May 12, 2014, by and between the C1 Acquisition Corp. and C-1 Holdings, LLC (as amended, modified, or supplemented from time to time in accordance with its terms, the “Purchase Agreement”). If the anticipated Transactions (as defined in the Purchase Agreement) do not close and/or the Purchase Agreement is terminated in accordance with its terms, this Agreement will have no effect, will not be binding on the Company (or any of its Affiliates, as defined below) or on you, shall terminate as of the termination of the Purchase Agreement, and neither you nor the Company (or any of its Affiliates) shall have rights or obligations hereunder.

1.    Employment Position; Duties. You will be employed as the Company’s President and Chief Executive Officer. In this position, you will report directly to the Company’s Board of Directors (“Board”), and you will have those duties and responsibilities as customary for this position and as may be directed by the Board. In addition, after the Start Date you will be designated by the Company’s parent company as the Company’s Chairman of the Board. Your work duties will include work for, or on behalf of, affiliates of the Company, such as its parent, subsidiaries and other group affiliates (together, the “Affiliates”). You will work from the Company’s offices in Southport, Connecticut. During your employment, you will devote your full-time best efforts to the business of the Company.

2.    Base Salary; Employee Benefits; and Business Expenses.

(a)    Salary. Your initial base salary will be paid at the annual rate of $450,000, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for extra payment under the overtime laws.

(b)    Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion.

(c)    Business Expenses. Your legitimate and documented business expenses will be reimbursed by the Company as provided under its business expense reimbursement policies.

John A. McKenna, Jr.

June 16, 2014

3.    Annual Incentive Compensation. In addition to base salary, you will be eligible to earn discretionary incentive compensation (“Performance Bonus”) at an annual target amount of one hundred percent (100%) of your base salary at target achievement, based on achievement of individual and corporate performance targets, metrics and/or management-by-objective goals (“MBOs”) to be determined in the discretion of, and approved by, the Board or the Compensation Committee thereof. For the remainder of calendar year 2014, you will be eligible to earn the Performance Bonus based on the MBOs in effect for you immediately before the Start Date. The Board will set new MBOs effective for calendar year 2015. The Performance Bonus, if earned, is paid on an annual basis, subject to payroll withholding and deduction, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of the Performance Bonus earned by you (if any). No Performance Bonus is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the scheduled Performance Bonus payment date in order to earn any Performance Bonus. Except as otherwise provided in this Agreement, this Performance Bonus program will be the only incentive compensation, commissions, or other bonus program for which you are eligible.

4.    Signing Bonus. You will be eligible for an initial one-time signing bonus in the amount of $64,989.00, less standard payroll deductions and tax withholdings, to be paid to you within your first paycheck following the Start Date and in accordance with the Company’s customary payroll procedures.

5.    Management Incentive Fee. You will be eligible to earn an annual management incentive fee in the amount of $32,495.00 (prorated for calendar year 2014), less standard payroll deductions and tax withholdings (“Management Incentive Fee”). Any Management Incentive Fee earned shall be paid in the final payroll period of the applicable calendar year and in accordance with the Company’s customary payroll procedures; provided, that you must remain an employee in good standing of the Company on the scheduled payment date in order to earn a Management Incentive Fee for such year. Award of a Management Incentive Fee is not guaranteed in any year and it may be suspended at any time in its entirety or for any year in the discretion of the Board based upon the Company’s financial performance, liquidity position and/or otherwise to comply with certain lender requirements.

6.    Equity. You acknowledge and agree that in connection with the Transactions, you have entered into a certain Contribution Agreement, along with C1 Investment Corp., C1 Intermediate Corp., and C1 Acquisition Corp., whereby you will receive Parent Shares in C1 Investment Corp. (as defined in the Contribution Agreement), pursuant to the terms and conditions of the Contribution Agreement. A copy of the Contribution Agreement is attached as Exhibit A.

7.    Compliance With Proprietary Information Agreement and Company Policies. As a condition of employment, you shall sign and comply with the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”) which is attached as Exhibit B. In addition, you are expected to follow the Company’s policies and procedures, as modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and understand the Company’s Employee Handbook (and provide additional such acknowledgements as the Handbook may be modified from time to time).

John A. McKenna, Jr.

June 16, 2014

8.    Protection of Third Party Information and Outside Activities.

(a)    Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party; and not to violate any lawful agreement that you may have with any third party. By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession or control of any confidential documents, information, or other property of any former employer. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company or which could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities.

(b)    Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, you may engage in other types of business or public activities. The Board may withdraw such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

(c)    Non-Competition. During your employment by the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, any Competing Business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. “Competing Business” means: (i) any business that is engaged in the business of selling, installing, servicing and maintaining enterprise telephony equipment and communication systems and/or associated software applications, or (ii) any other business in which any of ConvergeOne Holdings Corp. or its Affiliates engages. In addition, you will be subject to certain restrictions (including restrictions continuing after your employment ends) relating to competition and non-solicitation under the terms of your Proprietary Information Agreement.

9.    At-Will Employment Relationship. Your employment relationship with the Company is employment at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time with or without Cause or prior notice. In addition, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, reporting relationship, work location, compensation (including base salary and bonus terms), and benefits.

John A. McKenna, Jr.

June 16, 2014

10.    Severance Benefits.

(a)    Severance Benefits for Qualifying Termination. If (i) your employment is terminated by the Company without Cause (other than due to your death or disability) or by you for Good Reason, and (ii) you satisfy the Release Requirement (defined below), then you will receive the Severance Payments and COBRA Premiums (both as defined below) as your sole severance benefits, and you will not be eligible for severance benefits under any other policy, plan or agreement.

(i)    Severance Payments. You will receive severance pay in the form of continuation of your final base salary, and an amount equal to your Performance Bonus at target, for a period of twelve (12) months, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 10(e), the Severance Payments shall be made on the Company’s regular payroll schedule in effect following your termination date, with such payments to begin on the first regular payroll date following the Effective Date of the Release. If the Severance Payments do not commence with the first regular payroll date following your termination date because the Effective Date of the Release is later than such first payroll date, the first Severance Payment you receive will be a “catch up” payment in the total amount of the Severance Payments you would have received through such payroll date if such payments had begun with the first payroll date after your termination date.

(ii)    COBRA Premiums. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as part of your severance benefits the Company will pay for the full amount of such COBRA premiums for yourself and your covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of employment termination (“COBRA Premiums”); provided, that, if and to the extent that any benefit described in this Section 10(a) is not or cannot be paid or provided under any Company plan or program without penalties or adverse tax consequences to the Company or for any other reason, as determined by the Company in its sole discretion, then the Company shall pay you a fully taxable cash payment equal to the COBRA premium for that month (“Special Cash Payments”), subject to applicable tax withholding premiums, for a period of up to twelve (12) months following the date of employment termination; provided, further, that the COBRA Premiums or, if applicable, the Special Cash Payments, shall terminate on the earliest to occur of (A) the close of the twelve (12)-month period following the termination of your employment; (B) the expiration of your (or your dependents’) eligibility for continuation coverage under COBRA; and (C) the date when you become eligible for group health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage during the twelve (12)-month period following the termination of your employment, you must immediately provide written notice to the Company of such event, and the COBRA Premiums or Special Cash Payments, if applicable, shall immediately cease

(b)    Release Requirement. Notwithstanding the foregoing, to be eligible for the Severance Payments and COBRA Premiums or Special Cash Payments pursuant to Section 10(a) above, if applicable, you must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release and Waiver”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following your termination date, and permit the Release and Waiver to become effective and irrevocable in accordance with its terms (such latest

John A. McKenna, Jr.

June 16, 2014

permitted date, the “Effective Date” of the Release and Waiver). No Severance Payments or COBRA Premiums or Special Cash Payments will be paid hereunder prior to such Effective Date. You may be required by the termination agreement to provide reasonable transitional services as a condition of payment of Severance Payments and COBRA Premiums or Special Cash Payments.

(c)    Definition of Cause. For the purposes of this Agreement, “Cause” shall have the meaning described in the Contribution Agreement, which is attached as Exhibit A.

(d)    Definition of Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your Base Salary or Performance Bonus target percentage of Base Salary; (ii) except for removal as the Company’s Chairman of the Board, a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (iv) you must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (v) you must allow the Company at least thirty (30) days from receipt of such written notice (the “Cure Period”) to cure such event, (vi) such event is not reasonably cured by the Company within the Cure Period, and (vii) you must resign from all positions you then hold with the Company not later than sixty (60) days after the expiration of the Cure Period.

(e)    Other. You will not be eligible for any Severance Payments or COBRA Premiums or Special Cash Payments under any circumstances other than those described herein, including circumstances in which your employment is terminated by the Company for Cause, you terminate your employment for any reason other than Good Reason at any time, or your employment terminates due to your death or disability. In addition, if you materially breach any continuing obligations to the Company or its Affiliates (including but not limited to any material breach of this Agreement or any material breach of the Proprietary Information Agreement) during the period of time that you are receiving any Severance Payments or COBRA Premiums or Special Cash Payments, you will forfeit your entitlement to any then unpaid Severance Payments or COBRA Premiums or Special Cash Payments, and the Company’s obligation to continue to pay or provide such Severance Payments or COBRA Premiums or Special Cash Payments will immediately terminate as of the date of your material breach.

(f)    IRS Code Section 409A. All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”), such benefits will not commence in connection with your termination of employment unless such termination also qualifies as a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition

John A. McKenna, Jr.

June 16, 2014

thereunder) (“Separation from Service”). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your Separation from Service, then the payment of any such benefits shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of your Separation from Service, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the benefit payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Release and Waiver spans two calendar years, your Severance Payments shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the second calendar year.

11.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Southport, Connecticut by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Employee Initials for Section 11: /s/ JM

12.    General. This Agreement, along with Exhibit A and Exhibit B, forms the complete and exclusive statement of your agreement with the Company regarding the subject matter hereof. It

John A. McKenna, Jr.

June 16, 2014

supersedes and replaces any other agreements or promises made to you by anyone concerning your employment terms, whether oral or written (including but not limited to that certain Employment Agreement between you and the Company dated July 23, 2008, as amended May 12, 2014). This Agreement may not be amended or modified except by a written modification signed by you and a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement. This Agreement is governed by the laws of the state of Connecticut, without reference to conflicts of law principles. If any provision of this Agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

To confirm your terms of employment, please sign and date this letter and sign and date the Proprietary Information Agreement attached as Exhibit B, and return the fully signed documents to me. Please let me know if you have any questions.

Sincerely,

CONVERGEONE HOLDINGS CORP.

By:	/s/ Behdad Eghbali
Behdad Eghbali
Chairman of the Compensation Committee of the Board of Directors

Reviewed, Understood, and Accepted:

/s/ John A. McKenna, Jr.	June 16, 2014
John A. McKenna, Jr.	Date

Exhibit A: Contribution Agreement
Exhibit B: Proprietary Information Agreement

EXHIBIT A

CONTRIBUTION AGREEMENT

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

PROPRIETARY INFORMATION, INVENTIONS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by CONVERGEONE HOLDINGS CORP., its parent, subsidiaries, affiliates, successors, predecessors, or assigns, as applicable, (collectively, the “Company”), the compensation paid to me now and during my employment with the Company, and the equity I will receive pursuant to that certain Contribution Agreement by and among myself and certain affiliates of the Company, I agree to the terms of this PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”).

1.    CONFIDENTIAL INFORMATION PROTECTIONS.

1.1    Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment by Company, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (if I am not the Chief Executive Officer) or Board of Directors of the Company. I will obtain the Board’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2    Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (c) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (d) information regarding personnel, employee lists, compensation, and employee skills; and (e) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3    Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information known by me, or told to me by Company, to be confidential in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for

B-1.

Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4    No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.    INVENTIONS.

2.1    Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2    Prior Inventions. I have disclosed on Attachment 1 a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Attachment 1, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3    Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I have set forth in Attachment 1 or as otherwise excluded by law, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder

B-2.

includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4    Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions related to Company or Company Intellectual Property Rights and authored, conceived, or reduced to practice by me, either alone or with others, and (b) all patent applications related in any manner to Company Intellectual Property Rights and filed by me or in which I am named as an inventor or co-inventor.

2.5    Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6    Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights in all countries relating to Company Inventions made by me, in whole or in part, during the period of my employment by Company. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7    Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.    NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the period of one (1) year after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity (with or without compensation), either directly or through others:

4.1    solicit, induce, encourage, or participate in solicitation of, inducement of, or encouragement of any employee, consultant or independent contractor of Company to terminate his or her relationship with Company;

4.2    hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by Company or who has left the employment of Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

B-3.

4.3    solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant, vendor or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with Company, to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company; or

4.4    perform services of a substantially similar nature to those performed by the Company, for any Customer or Potential Customer with whom I had direct or indirect contact or whose identity I learned as a result of my employment with Company.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with Company ends, (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information or Third Party Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information or Third Party Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was or should have been aware.

5.    NON-COMPETITION. I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not perform services for, or in any way manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, whether for compensation or not, any entity (including for my own account), that engages in a competing business meaning: (a) any business that is engaged in the business of selling, installing, servicing and maintaining enterprise telephony equipment and communication systems and/or associated software applications, or (b) any other business in which any of ConvergeOne Holdings Corp. or its affiliates, such as the Company’s parent, subsidiaries and other group affiliates, engages.

6.    REASONABLENESS OF RESTRICTIONS. I agree that I have read Sections 4 and 5 of this Agreement and understand it. I agree that the restrictions contained therein do not prevent me from earning a living or pursuing my career. I agree that those restrictions are reasonable, proper, and necessitated by Company’s legitimate business interests.

7.    RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any

B-4.

time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

8.    NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer (or other third party) of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

9.    GENERAL PROVISIONS.

9.1    Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Connecticut, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

9.2    Severability. If any provision of this Agreement is, for any reason, held to be ambiguous, invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the ambiguous, invalid or unenforceable provision(s) shall be deemed modified to be valid and enforceable to the maximum extent permitted by law.

9.3    Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

9.4    At-Will Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

9.5    Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. Each party may change its address for receipt of notice by giving notice of the change to the other party.

9.6    Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

9.7    Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

9.8    Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

9.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

9.10    Entire Agreement. This Agreement is the final, complete and exclusive agreement of the

B-5.

parties with respect to the subject matter hereof and supersedes and merges all prior communications or agreements between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.

This Agreement shall be effective as of the first day of my employment with Company, even if signed by me at a later date.

EMPLOYEE: I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.		CONVERGEONE HOLDINGS CORP.: ACCEPTED AND AGREED:

/s/ John A. McKenna, Jr.		/s/ Behdad Eghbali
	(Signature)		(Signature)
Print:	John A. McKenna, Jr.	By:	Behdad Eghbali
Title:		Title:	Chairman of the Compensation Committee of the Board of Directors

Date:	June 16, 2014	Date:	June 16, 2014
Address:		Address:

B-6.

ATTACHMENT 1

INVENTIONS

Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

B1-1